                     DUCOMMUN INCORPORATED AND SUBSIDIARIES
         Computation of Earnings Per Common and Common Equivalent Share
                    (In thousands, except per share amounts)

                                                                             For the Year Ended
                                                                -----------------------------------------------
                                                                 Dec. 31,       Dec. 31,        Dec. 31,
                                                                   1995           1994            1993
                                                                ----------     ----------      ----------
Income Before Change in Accounting Principle
  for Taxes for Computation of Primary
  Earnings Per Share                                            $ 5,046         $ 2,204          $ 2,228
Interest, Net of Income Taxes, Relating to
  7-3/4% Convertible Subordinated Debentures                      1,354             (A)            1,299
Income From Operations Before Change in
  Accounting Principle for Taxes for
  Computation of Fully Diluted Earnings
  Per Share                                                       6,400           2,204            3,527
Cumulative Effect of Change in Accounting
  Principle for Taxes                                                 -               -            8,000
Net Income for Computation of Primary
  Earnings Per Share                                              5,046           2,204           10,228
Net Income for Computation of Fully Diluted
  Earnings Per Share                                              6,400           2,204           11,527
Applicable Shares
Weighted Average Common Shares Outstanding
  for Computation of Primary Earnings
  Per Share                                                       4,500           4,463            4,457
Weighted Average Common Equivalent
  Shares Arising From:
   7-3/4% convertible subordinated debentures                     2,431             (B)            2,806
   Stock options:
    Primary                                                         342             112               71
    Fully Diluted                                                   427             (B)               72
Weighted Average Common and Common Equivalent
  Shares Outstanding for Computation of Fully
  Diluted Earnings Per Share                                      7,358           4,575            7,335
Earnings Per Share
Income Before Change in Accounting Principle
   Primary                                                        $1.04           $0.48            $0.49
   Fully Diluted                                                   0.87            0.48             0.48
Cumulative Effect of Change in Accounting
  Principle
   Primary                                                        $   -           $   -            $1.77
   Fully Diluted                                                      -               -             1.09
Net Income
   Primary                                                        $1.04           $0.48            $2.26
   Fully Diluted                                                   0.87            0.48             1.57

(A) Excludes interest, net of income taxes, relating to 7-3/4% convertible subordinated debentures because their common stock equivalents shares are antidilutive.

(B) Excludes common stock equivalents relating to 7-3/4% convertible subordinated debentures and common stock options which are antidilutive for 1994.



                                  Exhibit 11.1